UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 27, 2020

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

        Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition.

On April 27, 2020, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months ended March 31, 2020. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles) financial measures where management believes it to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses, and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, and asset valuation writedowns, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of our performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of our performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Ratios
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews return on average tangible equity, return on average tangible assets, the tangible equity to tangible assets ratio and tangible book value per share.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, annualized return on average tangible assets, the tangible equity to tangible assets ratio and tangible book value per share for the three months ended and at March 31, 2020, December 31, 2019, and March 31, 2019. For purposes of calculating the return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating tangible equity to tangible assets, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equals total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end.

Management believes that the disclosure of return on average tangible equity, return on average tangible assets, the tangible equity to tangible assets ratio and tangible book value per share presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity and tangible assets to total assets solely for the purpose of complying with SEC Regulation G and not as an indication that return on average tangible equity, return on average tangible assets, the tangible equity to tangible assets ratio and tangible book value per share are substitutes for return on average equity, return on average assets, the total shareholders' equity to total assets ratio and book value per share, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Ratios
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Item 7.01 - Regulation FD Disclosure

Financial Results by Segment

The table below reflects the net income (loss) by segment for the first quarters of 2020 and 2019 and for the years ended December 31, 2019 and 2018. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company ("GFSC") and "All Other" which primarily consists of Park as the "Parent Company" and SE Property Holdings, LLC ("SEPH"). SEPH is a non-bank subsidiary of Park, holding former Vision Bank other real estate owned ("OREO") property and non-performing loans.

Net income (loss) by segment
(In thousands)	Q1 2020	Q1 2019	2019	2018
PNB	$25,908	$26,692	$113,600	$109,472
GFSC	112	287	762	521
All Other	(3,648)	(1,524)	(11,662)	394
Total Park	$22,372	$25,455	$102,700	$110,387

Net income for the three months ended March 31, 2020 of $22.4 million represented a $3.1 million, or 12.1%, decrease compared to $25.5 million for the three months ended March 31, 2019. Net income for both the three months ended March 31, 2020 and the three months ended March 31, 2019 included several items of income and expense that impact comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

Banking has been identified by federal and state governmental authorities to be an essential service and Park is fully committed to continue serving our customers and communities through the COVID-19 public health crisis. For those in our communities experiencing a financial hardship, Park offers various methods of support including loan modifications, payment deferral programs, participation in the CARES Act Paycheck Protection Program ("PPP") and various other case by case accommodations. Park has implemented various social distancing guidelines to help protect employees, such as allowing associates to work from home, where practical, while maintaining customer service via our online banking services, mobile app, ATMs, by keeping drive-thru lanes open to serve customers, and offering other banking services by appointment when necessary.

Park is committed to helping individuals and businesses in the communities it serves. Park has approved 3,393 loans under the PPP during the period from April 3, 2020 through April 16, 2020, the date that PPP funds allocated by the CARES Act were exhausted, with an estimated $501 million in total funding being made available. Park will fund the PPP loans first with significant excess on balance sheet liquidity then with FHLB borrowings and potentially accessing the Federal Reserve's

Paycheck Protection Program Liquidity Facility. Additionally, as of April 24, 2020, Park has also modified approximately 2,536 consumer loans, with an aggregate balance of $66 million, and modified approximately 1,131 commercial loans, with an aggregate balance of $550 million, in each case related to a hardship caused by the COVID-19 pandemic and responses thereto. Park is working with borrowers and providing modifications to include either interest only deferral or principal and interest deferral, in each case, for initial periods up to 90 days. Modifications are structured in a manner to best address each individual customer's current situation. A majority of these modifications are excluded from troubled debt restructure ("TDR") classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. Modified loans will be considered current and will continue to accrue interest during the deferral period.

Park continues its historically strong financial performance, with adequate capital and liquidity, and is well prepared to support our employees, customers and communities in these difficult times.

The following discussion provides additional information regarding the two segments that make up Park's ongoing operations, followed by additional information regarding All Other, which consists of the Parent Company and SEPH.

The Park National Bank (PNB)

In 2020, Park will execute a rebranding initiative to operate all 12 banking divisions of PNB under one name. The banking divisions will discontinue use of their respective former bank division names and logos; and they will share new, unified PNB branding in all marketing and communications to the communities they serve. This rebranding will make it easier for bank customers and prospective customers to recognize and access the full depth and breadth of the banking organization. Leadership structure, service style, and local community involvement will not be affected by the rebranding.

The table below reflects PNB's net income for the first quarters of 2020 and 2019 and for the years ended December 31, 2019 and 2018.

(In thousands)	Q1 2020	Q1 2019	2019	2018
Net interest income	$75,214	$66,282	$293,130	$258,547
Provision for loan losses	5,534	2,440	8,356	7,569
Other income	23,481	20,708	92,392	88,981
Other expense	61,368	51,974	237,433	206,843
Income before income taxes	$31,793	$32,576	$139,733	$133,116
Income tax expense	5,885	5,884	26,133	23,644
Net income	$25,908	$26,692	$113,600	$109,472

Net interest income of $75.2 million for the three months ended March 31, 2020 represented a $8.9 million, or 13.5%, increase compared to $66.3 million for the three months ended March 31, 2019. The increase was a result of a $7.1 million increase in interest income, and a $1.8 million decrease in interest expense.
The $7.1 million increase in interest income was primarily due to a $8.8 million increase in interest income on loans, partially offset by a $1.5 million decrease in investment income. The increase in interest income on loans was partially the result of a $793.8 million increase in average loans from $5.67 billion for the three months ended March 31, 2019, to $6.46 billion for the three months ended March 31, 2020. The increase in average loans was partially offset by the decrease in the yield on loans, which decreased 11 basis points to 4.95% for the three months ended March 31, 2020, compared to 5.06% for the three months ended March 31, 2019. Interest income was impacted by the the acquisition of CAB Financial Corporation, the parent of Carolina Alliance Bank ("Carolina Alliance") on April 1, 2019. The Carolina Alliance Bank Division contributed an aggregate of $7.6 million to interest income at PNB during the three months ended March 31, 2020. The decrease in investment income was partially the result of a $98.6 million decrease in average investments from $1.41 billion for the three months ended March 31, 2019 to $1.22 billion for the three months ended March 31, 2020. The decrease was also the result of a decrease in the yield on investments, which decreased 9 basis points to 2.73% for the three months ended March 31, 2020, compared to 2.82% for the three months ended March 31, 2019.
The $1.8 million decrease in interest expense was primarily due to a $1.5 million decrease in interest expense on borrowings as well as a $240,000 decrease in interest expense on deposits. The decrease in interest expense on borrowings was partially the result of a $299.7 million decrease in average borrowings from $657.1 million for the three months ended March 31, 2019, to $357.4 million for the three months ended March 31, 2020. The cost of borrowings also decreased 3 basis points, from 2.08% for the three months ended March 31, 2019 to 2.05% for the three months ended March 31, 2020. The decrease in interest expense on interest-bearing deposits was the result of a decrease in the cost of deposits of 16 basis points from 0.97% for the three months ended March 31, 2019 to 0.81% for the three months ended March 31, 2020. This was partially offset by a $723.9 million increase in average interest-bearing deposits from $4.53 billion for the three months ended March 31, 2019, to $5.26 billion for the three months ended March 31, 2020. Interest expense was impacted by the acquisition of Carolina Alliance. The Carolina Alliance Bank Division contributed an aggregate of $1.4 million to interest expense at PNB during the three months ended March 31, 2020.
The provision for loan losses of $5.5 million for the three months ended March 31, 2020 represented an increase of $3.1 million, compared to $2.4 million for the three months ended March 31, 2019. Refer to the “Credit Metrics and Provision for (Recovery of) Loan Losses” section for additional details regarding the level of the provision for (recovery of) loan losses recognized in each period presented above.
Other income of $23.5 million for the three months ended March 31, 2020 represented an increase of $2.8 million, or 13.4%, compared to $20.7 million for the three months ended March 31, 2019. The $2.8 million increase was primarily related to a $949,000 increase in other service income, primarily related to an increase in fee income related to mortgage loan originations and investor rate locks, partially offset by a decrease in mortgage servicing rights, a $793,000 increase in other components of net periodic benefit income, a $591,000 increase in debit card fee income, a $390,000 increase in income from fiduciary activities, and a $267,000 increase in bank owned life insurance income, which increases were partially offset by a $287,000 decrease in gains from capital investments, a $184,000 decrease in gain (loss) on sale of OREO, net, and a $136,000 decrease in gain (loss) on equity securities, net. Other income was impacted by the acquisition of Carolina Alliance. The Carolina Alliance Bank Division contributed an aggregate of $1.6 million to other income at PNB during the three months ended March 31, 2020.
The table below reflects PNB's other expense for the three months ended March 31, 2020 and 2019.

(In thousands)	Q1 2020	Q1 2019	change	% change
Other expense:
Salaries	$26,897	$24,220	$2,677	11.1%
Employee benefits	9,731	8,254	1,477	17.9%
Occupancy expense	3,421	2,948	473	16.0%
Furniture and equipment expense	4,304	4,140	164	4.0%
Data processing fees	2,485	2,046	439	21.5%
Professional fees and services	5,129	4,369	760	17.4%
Marketing	1,483	1,215	268	22.1%
Insurance	1,379	1,007	372	36.9%
Communication	1,086	1,254	(168)	(13.4)%
State tax expense	935	808	127	15.7%
Amortization of intangible assets	606	289	317	109.7%
Miscellaneous	3,912	1,424	2,488	174.7%
Total other expense	$61,368	$51,974	$9,394	18.1%

Other expense of $61.4 million for the three months ended March 31, 2020 represented an increase of $9.4 million, or 18.1%, compared to $52.0 million for the three months ended March 31, 2019. The increase in salaries expense was primarily related to increases in base salary expense, partially offset by a decrease in incentive compensation and long-term incentive plan expense. The increase in employee benefits expense was primarily related to increased pension plan expense, group insurance costs, and defined contribution plan expense. The increase in occupancy expense was primarily the result of increased lease expense and depreciation on premises. The increase in data processing fees was primarily related to increased debit card processing expense, resulting from increased transactions as well as card production costs. The increase in professional fees and services was primarily related to increased title, appraisal and credit costs, as well as increases in management and consulting fees, which included $102,000 in rebranding initiative related expenses. The increase in miscellaneous expense was primarily related to a $1.8 million prepayment penalty on FHLB borrowings of $50 million repaid during the three months ended March 31, 2020. Other expense was impacted by the acquisition of Carolina Alliance. Of the $61.4 million of total other expense for the three months ended March 31, 2020, the Carolina Alliance Bank Division's total other expense was $4.7 million.

The table below reflects PNB's other expense less the impact of Carolina Alliance Bank Division for the three months ended March 31, 2020 and 2019.

(In thousands)	Q1 2020	Q1 2019	change	% change
Other expense:
Salaries	$24,959	$24,220	$739	3.1%
Employee benefits	9,122	8,254	868	10.5%
Occupancy expense	2,983	2,948	35	1.2%
Furniture and equipment expense	4,075	4,140	(65)	(1.6)%
Data processing fees	2,415	2,046	369	18.0%
Professional fees and services	4,844	4,369	475	10.9%
Marketing	1,385	1,215	170	14.0%
Insurance	1,218	1,007	211	21.0%
Communication	1,050	1,254	(204)	(16.3)%
State tax expense	933	808	125	15.5%
Amortization of intangible assets	328	289	39	13.5%
Miscellaneous	3,401	1,424	1,977	138.8%
Total other expense	$56,713	$51,974	$4,739	9.1%

Excluding the impact of the Carolina Alliance Bank Division, other expense of $56.7 million for the three months ended March 31, 2020 represented an increase of $4.7 million, or 9.1%, compared to $52.0 million for the three months ended March 31, 2019. The increase in salaries expense was primarily related to increases in base salary expense, partially offset by a decrease in incentive compensation and long-term incentive plan expense. The increase in employee benefits expense was primarily related to increased pension plan expense, group insurance costs, and defined contribution plan expense. The increase in data processing fees was primarily related to increased debit card processing expense, resulting from increased transactions as well as card production costs. The increase in professional fees and services was primarily related to increased title, appraisal and credit costs, as well as increases in management and consulting fees. The increase in miscellaneous expense was primarily related to a $1.8 million prepayment penalty on FHLB borrowings of $50 million repaid during the three months ended March 31, 2020.
The table below provides certain balance sheet information and financial ratios for PNB as of or for the three months ended March 31, 2020 and 2019 and as of or for the twelve months ended December 31, 2019.

(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019	% change from 12/31/19	% change from 03/31/19
Loans	$6,503,053	$6,481,644	$5,719,373	0.33%	13.70%
Allowance for loan losses	59,484	54,692	51,064	8.76%	16.49%
Net loans	6,443,569	6,426,952	5,668,309	0.26%	13.68%
Investment securities	1,245,778	1,271,817	1,390,627	(2.05)%	(10.42)%
Total assets	8,673,683	8,521,537	7,801,148	1.79%	11.18%
Total deposits	7,355,407	7,125,111	6,418,471	3.23%	14.60%
Average assets (1)	8,637,420	8,425,536	7,783,150	2.51%	10.98%
Efficiency ratio (2)	61.73%	61.12%	59.25%	1.00%	4.19%
Return on average assets (3)	1.21%	1.35%	1.39%	(10.37)%	(12.95)%
(1) Average assets for the three months ended March 31, 2020 and 2019 and for the year ended December 31, 2019.
(2) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $725,000 and $734,000 for the three months ended March 31, 2020 and 2019, respectively, and $3.0 million for the year ended December 31, 2019.
(3) Annualized for the three months ended March 31, 2020 and 2019.

Loans outstanding at March 31, 2020 were $6.50 billion, compared to $6.48 billion at December 31, 2019, an increase of $21.4 million, or 0.33%. Loans outstanding at March 31, 2020 were $6.50 billion, compared to $5.72 billion at March 31, 2019, an increase of $783.7 million, or 13.7%. Excluding $563.9 million of loans at the Carolina Alliance Bank Division at March 31, 2020, loans outstanding at March 31, 2020 were $5.94 billion, compared to $5.72 billion at March 31, 2019, an increase of $219.7 million, or 3.8%. The table below breaks out the change in loans outstanding, by loan type.

PNB
(In thousands)	March 31, 2020	December 31, 2019	change	% change
Home equity	$220,668	$224,857	$(4,189)	(1.9)%
Installment	1,438,842	1,431,197	7,645	0.5%
Real estate	1,282,279	1,275,154	7,125	0.6%
Commercial	3,558,669	3,545,467	13,202	0.4%
Other	2,595	4,969	(2,374)	(47.8)%
Total loans	$6,503,053	$6,481,644	$21,409	0.3%

The table below breaks out the change in loans outstanding, excluding those at the Carolina Alliance Bank Division, by loan type.

PNB less Carolina Alliance Bank Division
(In thousands)	March 31, 2020	March 31, 2019	change	% change
Home equity	$187,112	$208,452	$(21,340)	(10.2)%
Installment	1,435,313	1,288,904	146,409	11.4%
Real estate	1,231,020	1,201,999	29,021	2.4%
Commercial	3,083,123	3,015,008	68,115	2.3%
Other	2,553	5,010	(2,457)	(49.0)%
Total loans	$5,939,121	$5,719,373	$219,748	3.8%

PNB's allowance for loan losses increased by $4.8 million, or 8.8%, to $59.5 million at March 31, 2020, compared to $54.7 million at December 31, 2019. Net charge-offs were $742,000, or 0.05% of total average loans (annualized), for the three months ended March 31, 2020 and were $2.7 million, or 0.04% of total average loans, for the twelve months ended December 31, 2019. Refer to the “Credit Metrics and Provision for (Recovery of) Loan Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) loan losses recognized in each period presented.

Total deposits at March 31, 2020 were $7.36 billion, compared to $7.13 billion at December 31, 2019, an increase of $230.3 million, or 3.2%. Total deposits at March 31, 2020 were $7.36 billion, compared to $6.42 billion at March 31, 2019, an increase of $936.9 million, or 14.6%. Excluding $630.5 million of total deposits at the Carolina Alliance Bank Division at March 31, 2020, total deposits at March 31, 2020 were $6.72 billion, compared to $6.42 billion at March 31, 2019, an increase of $306.4 million, or 4.8%. The table below breaks out the change in deposit balances, by deposit type.

PNB
(In thousands)	March 31, 2020	December 31, 2019	change	% change
Non-interest bearing deposits	$2,045,377	$2,036,359	$9,018	0.4%
Transaction accounts	1,798,721	1,628,741	169,980	10.4%
Savings	2,450,474	2,320,880	129,594	5.6%
Certificates of deposits	1,060,835	1,139,131	(78,296)	(6.9)%
Total deposits	$7,355,407	$7,125,111	$230,296	3.2%

The table below breaks out the change in deposit balances, excluding those at the Carolina Alliance Bank Division, by deposit type.

PNB less Carolina Alliance Bank Division
(In thousands)	March 31, 2020	March 31, 2019	change	% change
Non-interest bearing deposits	$1,907,905	$1,864,932	$42,973	2.3%
Transaction accounts	1,573,042	1,418,759	154,283	10.9%
Savings	2,327,441	2,151,797	175,644	8.2%
Certificates of deposits	916,470	982,983	(66,513)	(6.8)%
Total deposits	$6,724,858	$6,418,471	$306,387	4.8%

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net income for the first quarters of 2020 and 2019 and for the years ended December 31, 2019 and 2018. During 2020, Park made the decision to no longer seek new loans through the GFSC subsidiary.

(In thousands)	Q1 2020	Q1 2019	2019	2018
Net interest income	$1,152	$1,325	$5,013	$5,048
Provision for loan losses	277	145	754	1,328
Other income	32	32	170	187
Other expense	765	845	3,478	3,245
Income before income taxes	$142	$367	$951	$662
Income tax expense	30	80	189	141
Net income	$112	$287	$762	$521

The table below provides certain balance sheet information and financial ratios for GFSC as of or for the three months ended March 31, 2020 and 2019 and as of or for the twelve months ended December 31, 2019.

(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019	% change from 12/31/19	% change from 03/31/19
Loans	$24,954	$28,143	$31,098	(11.33)%	(19.76)%
Allowance for loan losses	2,019	1,987	2,304	1.61%	(12.37)%
Net loans	22,935	26,156	28,794	(12.31)%	(20.35)%
Total assets	24,354	27,593	30,238	(11.74)%	(19.46)%
Average assets (1)	26,746	29,119	30,782	(8.15)%	(13.11)%
Return on average assets (2)	1.69%	2.62%	3.78%	(35.50)%	(55.29)%
(1) Average assets for the three months ended March 31, 2020 and 2019 and for the year ended December 31, 2019.
(2) Annualized for the three months ended March 31, 2020 and 2019.

All Other

The table below reflects All Other net (loss) income for the first quarters of 2020 and 2019 and for the years ended December 31, 2019 and 2018.

(In thousands)	Q1 2020	Q1 2019	2019	2018
Net interest (expense) income	$(83)	$169	$(406)	$3,303
Recovery of loan losses	(658)	(87)	(2,939)	(952)
Other (loss) income	(1,027)	1,285	4,631	11,933
Other expense	4,143	4,008	23,077	18,667
Net loss before income tax benefit	$(4,595)	$(2,467)	$(15,913)	$(2,479)
Income tax benefit	(947)	(943)	(4,251)	(2,873)
Net (loss) income	$(3,648)	$(1,524)	$(11,662)	$394

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals, as well as interest income on SEPH impaired loan relationships.

Net interest (expense) income reflected net expense of $83,000 for the three months ended March 31, 2020, compared to net income of $169,000 for the three months ended March 31, 2019. The change was largely the result of an increase in borrowings at the Parent Company.

SEPH had net recoveries of $658,000 for the three months ended March 31, 2020, compared to $87,000 for the three months ended March 31, 2019.

All Other had an other loss of $1.0 million for the three months ended March 31, 2020, compared to other income of $1.3 million for the three months ended March 31, 2019. The change was largely due to a $1.5 million decrease in income related to partnership investments, which went from a $1.1 million gain for the three months ended March 31, 2019 to a $455,000 loss for the three months ended March 31, 2020, and a $754,000 decrease in unrealized equity gain (loss), net, which went from a $70,000 unrealized gain for the three months ended March 31, 2019 to a $683,000 unrealized loss for the three months ended March 31, 2020.

Park National Corporation

The table below reflects Park's consolidated net income for the first quarters of 2020 and 2019 and for the years ended December 31, 2019 and 2018.

(In thousands)	Q1 2020	Q1 2019	2019	2018
Net interest income	$76,283	$67,776	$297,737	$266,898
Provision for loan losses	5,153	2,498	6,171	7,945
Other income	22,486	22,025	97,193	101,101
Other expense	66,276	56,827	263,988	228,755
Income before income taxes	$27,340	$30,476	$124,771	$131,299
Income tax expense	4,968	5,021	22,071	20,912
Net income	$22,372	$25,455	$102,700	$110,387

Credit Metrics and Provision for (Recovery of) Loan Losses

Section 4014 of the CARES Act provided financial institutions with optional temporary relief from having to comply with the Financial Accounting Standards Board Accounting Standards Update 2016-13 ("Measurement of Credit Losses on Financial Instruments") including the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This temporary relief will expire on the earlier of the date on which the national emergency concerning COVID-19 terminates or December 31, 2020, with adoption being effective retrospectively as of January 1, 2020.

Park elected to delay the implementation of CECL following the approval of the CARES Act. The CECL standard requires financial institutions to calculate an allowance utilizing a reasonable and supportable forecast period which Park has established as a one-year period. Much is still unknown about the economic impact of COVID-19 including the duration of the pandemic, future government programs that may be established as a result of the pandemic, and the resiliency of the U.S. economy, making any forecast subject to large fluctuations in the coming months. In this unprecedented situation, Park believes that adopting the CECL model in the first quarter 2020 would add an unnecessary level of subjectivity and volatility to the calculation of the allowance for credit losses.

On a consolidated basis, Park reported a provision for loan losses for the three months ended March 31, 2020 of $5.2 million, compared to $2.5 million for the three months ended March 31, 2019. The table below shows a breakdown of the provision for (recovery of) loan losses by reportable segment.

(In thousands)	Q1 2020	Q1 2019	2019	2018
PNB	$5,534	$2,440	$8,356	$7,569
GFSC	277	145	$754	1,328
All Other	(658)	(87)	(2,939)	(952)
Total Park	$5,153	$2,498	$6,171	$7,945

PNB had net charge-offs of $742,000, GFSC had net charge-offs of $245,000, and All Other had net recoveries of $658,000 for the three months ended March 31, 2020, resulting in net charge-offs of $329,000 for Park, on a consolidated basis. PNB had net charge-offs of $443,000, GFSC had net charge-offs of $286,000, and All Other had net recoveries of $87,000 for the three months ended March 31, 2019, resulting in net charge-offs of $642,000 for Park, on a consolidated basis.

The table below provides additional information related to specific reserves and general reserves for Park as of March 31, 2020, December 31, 2019, and March 31, 2019.

(In thousands)	3/31/2020	12/31/2019	3/31/2019
Total allowance for loan losses	$61,503	$56,679	$53,368
Specific reserve	5,531	5,230	2,468
General reserve	$55,972	$51,449	$50,900

Total loans	$6,522,519	$6,501,404	$5,740,760
Impaired commercial loans	85,646	77,459	50,881
Total loans less impaired commercial loans	$6,436,873	$6,423,945	$5,689,879

General reserve as a % of total loans less impaired commercial loans	0.87%	0.80%	0.89%
General reserve as a % of total loans less impaired commercial loans (excluding performing acquired loans)	0.94%	0.88%	0.93%

The allowance for loan losses of $61.5 million at March 31, 2020 represented a $4.8 million, or 8.5%, increase compared to $56.7 million at December 31, 2019. This increase was the result of a $4.5 million increase in general reserves and a $301,000 increase in specific reserves. As of March 31, 2020, no allowance had been established for performing acquired loans. The $4.5 million increase in general reserves was largely the result of the estimated increase in incurred losses as a result of the impact of the COVID-19 pandemic. This estimate was established based on consideration of Park's existing environmental loss factors as well as modification programs Park has put in place. Much is still unknown about the long-term economic impact of the

COVID-19 pandemic and management will continue to evaluate this estimate of incurred losses as new information becomes available.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: the ever-changing effects of the novel coronavirus (COVID-19) pandemic - - the duration, extent and severity of which are impossible to predict - - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including actions directed toward the containment of the COVID-19 pandemic and stimulus packages; Park's ability to execute our business plan successfully and within the expected timeframe as well as Park's ability to manage strategic initiatives; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing in addition to continuing residual effects of prior recessionary conditions, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans; higher default rates on loans made to our customers due to the COVID-19 pandemic and its impact on our customers' operations and financial condition; changes in interest rates and prices as well as disruption in the liquidity and functioning of U.S. financial markets, as a result of the COVID-19 pandemic and reactions thereto, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic and reactions thereto), legislative and regulatory initiatives (including those undertaken in response to the COVID-19 pandemic), or other factors may be different than anticipated; changes in unemployment may be different than anticipated in light of the impacts of the COVID-19 pandemic; changes in customers', suppliers', and other counterparties' performance and creditworthiness may be different than anticipated in light of the impacts of the COVID-19 pandemic; the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational, asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business; disruption in the liquidity and other functioning of U.S. financial markets; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), customer acquisition and retention, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and our ability to attract, develop and retain qualified banking professionals; customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, including the extent to which the new current expected credit loss ("CECL") accounting standard issued by the FASB in June 2016 and in accordance with the CARES Act, the adoption of which can be deferred by Park (with retrospective application as of January 1, 2020) until the earlier of: (1) the interim reporting period during which the national emergency concerning the COVID-19 outbreak declared by the President on March 15, 2020 terminates; or (2) December 31, 2020, may adversely affect Park's reported financial condition or results of operations; Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, when adopted by Park, which may prove unreliable, inaccurate or not predictive of actual results; significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio; the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands; operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks; the existence or exacerbation of general geopolitical instability and uncertainty; the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations and changes in the relationship of the U.S. and its global trading partners), monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) and other governmental policies of the U.S. federal government, including those implemented in response to the COVID-19 pandemic; unexpected changes in interest rates or disruptions in the financial markets related to COVID-19 or responses to the related health crisis; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government - backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union; our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically; any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially affect our business, including our customers' willingness to conduct banking transactions and their ability to pay on existing obligations; the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results; risk and uncertainties associated with Park's entry into new geographic markets with its recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame; the discontinuation of the London Inter-Bank Offered Rate (LIBOR) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on April 27, 2020, the Park Board of Directors (the "Park Board") declared a $1.02 per common share quarterly cash dividend in respect of Park's common shares. These cash dividends are payable on June 10, 2020 to common shareholders of record as of the close of business on May 22, 2020. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the cash dividends by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.  Description

99.1 News Release issued by Park National Corporation on April 27, 2020 addressing financial results for the three months ended March 31, 2020 and declaration of quarterly cash dividend.

104 Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: April 27, 2020	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer